EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
Jones Apparel Group, Inc.
New York, New York
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 16, 2010, relating to the consolidated financial statements, the effectiveness of internal control over financial reporting and schedule of Jones Apparel Group, Inc. and subsidiaries appearing in Jones Apparel Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO SEIDMAN, LLP
New York, New York
April 30, 2010